EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com

THE BON-TON STORES, INC. NAMES BRENDAN L. HOFFMAN

PRESIDENT AND CHIEF EXECUTIVE OFFICER

York, PA, January 24, 2012 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced the appointment of Brendan L. Hoffman, 43, to the position of President and Chief Executive Officer of the Company, effective February 7, 2012.  He will also be elected to the Board of Directors (the “Board”).  Mr. Hoffman replaces President and Chief Executive Officer Bud Bergren, who is a current member of the Board of Directors and who will transition to the role of the Chairman of the Board of the Company.  Upon Mr. Bergren’s transition to Chairman of the Board, Tim Grumbacher, currently serving as Executive Chairman of the Board, will remain a Director of the Company.

Mr. Hoffman was the Chief Executive Officer and President of Lord & Taylor L.L.C. since October 2008.  Prior to this, he served six years as President and Chief Executive Officer of Neiman Marcus Direct, a subsidiary of The Neiman Marcus Group Inc., where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com.  Mr. Hoffman also served as Vice President of Last Call Clearance Division at Neiman Marcus from August 2000 to December 2002 and as a Divisional Merchandise Manager of Bergdorf Goodman Inc. from October 1998 to August 2000.

Mr. Grumbacher stated, “We are excited to have an executive with Brendan’s skill and background assuming the role of President and Chief Executive Officer of the Company.  He comes with a wealth of knowledge and experience in the retail industry, which we believe will be very beneficial in driving profitable growth from the strategic initiatives we began piloting in the fall of fiscal 2011.  We look forward to Brendan joining our team and working with him to drive the future success of our Company.”

Mr. Grumbacher continued, “The Board of Directors and I would personally like to thank Bud and recognize his many accomplishments and dedicated service over the past seven years.  We are very fortunate to have the continued counsel and support of Bud as he transitions into his new role as Chairman of the Board.”

Mr. Hoffman commented, “I have great confidence in Bon-Ton’s future and look forward to working closely with management and the Board in executing a successful strategic plan and increasing shareholder value.  I am excited to lead the Bon-Ton team as it embarks on a new phase of growth.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 276 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate.  The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; the financial condition of mall operators; the successful transition of the position of chief executive officer from Mr. Bergren to Mr. Hoffman.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.